                                                                    EXHIBIT 99.1



HALLWOOD REALTY PARTNERS, L.P.
3710 RAWLINS, SUITE 1500, DALLAS, TEXAS 75219-4236

Phone:      214 / 528-5588
Fax:        214 / 528-8855
Website:    www.hallwood.com/hrp

CONTACT:    INVESTOR RELATIONS
            (214) 528-5588
                                                                NEWS RELEASE
--------------------------------------------------------------------------------

                         HALLWOOD REALTY PARTNERS, L.P.
                 ANNOUNCES SECOND QUARTER 2003 FINANCIAL RESULTS

      Dallas, Texas, August 4, 2003 - Hallwood Realty Partners, L.P. ("HRP") (HRY-AMEX) announced today its financial results for the quarter ended June 30, 2003. HRP had a net loss of $3,238,000 ($2.01 per unit) for the second quarter of 2003, as compared to net income of $1,942,000 ($1.17 per unit) for the second quarter of 2002. The net results included $3,791,000 and $3,802,000 of non-cash depreciation and amortization expense in the 2003 and 2002 second quarters, respectively.

      Total revenues decreased $1,417,000, or 7.4%, in the second quarter of 2003 primarily as a result of a decrease in revenue from construction services, which were lower in the 2003 period due to fewer construction projects completed in the 2003 period compared to the 2002 period. By their nature, the demand for and size of construction service projects can vary significantly from time to time.

      Total expenses were $3,705,000, or 21.3%, more in 2003's second quarter than in 2002 due to increases in litigation costs of $4,971,000, property operating expenses of $159,000, and general and administrative expenses of $103,000, partially offset by decreases in construction tenant service expense of $1,337,000, interest expense of $180,000, and depreciation and amortization expense of $11,000.

      HRP had a net loss of $1,838,000 ($1.14 per unit) for the first six months of 2003, as compared to net income of $4,416,000 ($2.65 per unit) for the comparable period in 2002. The net results included $7,524,000 and $7,529,000 of non-cash depreciation and amortization expense in the 2003 and 2002 periods, respectively.

      Total revenues decreased $1,678,000, or 4.5%, in the first six months of 2003 primarily as a result of a decrease in revenue from construction services, which were lower in the 2003 period due to fewer construction projects completed in the 2003 period compared to the 2002 period. By their nature, the demand for and size of construction service projects can vary significantly from time to time.

      Total expenses were $4,495,000, or 13.6%, more in 2003's first six months than in 2002 due to increases in litigation costs of $5,131,000, property operating expenses of $544,000, general and administrative expenses of $279,000, and interest expense of $114,000, partially offset by decreases in construction service expense of $1,568,000, and depreciation and amortization expense of $5,000.

      In both the second quarter and six month periods, litigation costs, including a $3,000,000 financial advisory fee, were expenses incurred to defend High River and Gotham actions. Construction service expenses declined in the second quarter and six month periods due to fewer construction projects completed in the 2003 periods compared to the 2002 periods.



                               Continued on Page 2

HALLWOOD REALTY PARTNERS, L.P.
SECOND QUARTER 2003 FINANCIAL RESULTS
PAGE 2 OF 2


The following table sets forth selected unaudited financial information (in thousands, except per unit amounts):

                                                   Three Months Ended          Six Months Ended
                                                         June 30,                 June 30,
                                                  ---------------------     ---------------------
                                                    2003         2002         2003         2002
                                                  --------      -------     --------      -------
Total revenues (a)                                $ 17,736      $19,153     $ 35,542      $37,220

Total expenses (a)                                  21,065       17,360       37,581       33,086
                                                  --------      -------     --------      -------
Income (loss) before interest income                (3,329)       1,793       (2,039)       4,134

Interest income                                         91          149          201          282
                                                  --------      -------     --------      -------
Net income (loss)                                 $ (3,238)     $ 1,942     $ (1,838)     $ 4,416
                                                  ========      =======     ========      =======

Net income (loss) per unit:
       Basic                                      $  (2.01)     $  1.21     $  (1.14)     $  2.75
                                                  ========      =======     ========      =======
       Assuming dilution                          $  (2.01)     $  1.17     $  (1.14)     $  2.65
                                                  ========      =======     ========      =======

Weighted average units outstanding:
       Basic                                         1,594        1,590        1,596        1,590
                                                  ========      =======     ========      =======
       Assuming dilution                             1,594        1,647        1,596        1,647
                                                  ========      =======     ========      =======


         (a) Reclassifications, including a gross-up for parking, construction and tenant service expenses that were previously netted against revenues, have been made in the prior period to conform to the classifications used in the current period. The reclassifications had no effect on previously reported net income.


HRP, a publicly traded Delaware limited partnership, is engaged in the acquisition, ownership and operation of commercial real estate assets.

Certain statements in this news release may constitute "forward-looking statements" which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in HRP's periodic filings with the SEC.



                                     - END -